Exhibit 10.2
Execution Version

PROMISSORY NOTE
New York, New York
October 30, 2020
This PROMISSORY NOTE (this “Promissory Note”) is made by DENBURY ONSHORE, LLC, a Delaware limited liability company (the “Borrower”), in favor of GENESIS NEJD PIPELINE, LLC (the “Payee”).
WHEREAS, on May 30, 2008 (the “Original Effective Date”), Borrower and Payee entered into that certain Pipeline Financing Lease Agreement (the “Original Lease”) for the North East Jackson Dome Pipeline System located in the State of Mississippi and the State of Louisiana, pursuant to which Borrower leases the North East Jackson Dome Pipeline System and 100% of its capacity on an exclusive basis from Payee.
WHEREAS, on July 30, 2020, Borrower, together with DRI and certain of its Affiliates (including Borrower), commenced a voluntary case under Chapter 11 of Title 11 of the United States Code (collectively, the “Bankruptcy Cases”), which constituted a Lease Event of Default and a Bankruptcy Default under the terms of the Original Lease (collectively, the “DRI Bankruptcy Default”).
WHEREAS, in connection with the Bankruptcy Cases, Borrower and Payee have reached a settlement agreement (the “Settlement”) pursuant to which, among other things, (a) on the Effective Date, Payee shall convey the Pipeline System to Borrower pursuant to instruments of conveyance to be recorded in the states of Louisiana and Mississippi (the “Conveyance Documents”) and (b) Borrower shall pay the Payee $70 million (the “Settlement Amount”) in four consecutive quarterly installments of $17.5 million to be payable on the last day of the first month of each quarter, commencing on January 31, 2021 (or if such day is not a business day, the next succeeding business day).
WHEREAS, in order to effect the Settlement, each of the Borrower and the Payee has agreed to amend and restate the Original Lease in its entirety by entering into an Amended and Restated Pipeline Financing Lease Agreement, dated as of the date hereof (the “Financing Lease”); provided that (i) the Financing Lease provide for an optional remedy in connection with the Bankruptcy Default that would permit the Borrower and the Payee to elect the Exchange Note Option, (ii) the parties shall have been deemed to have elected the Exchange Note Option for the Settlement Amount as of the commencement of the Bankruptcy Cases and (iii) the Exchange Note Option and the Exchange Documents shall become effective immediately after the effectiveness of the Financing Lease.
WHEREAS, the Borrower desires for the Payee to acknowledge, agree to and accept or enter into, as applicable, (i) this Promissory Note, (ii) two deeds of trust or mortgages, dated as of even date herewith (the “Exchange Mortgages”), (iii) that certain consent and agreement, dated as of even date herewith (the “Exchange Consent”), and any and all other agreements, documents, instruments or certificates executed by Borrower in connection with such agreements, including in connection with securing the Obligations (such documents, together with the Exchange Note, the Exchange Mortgages and the Exchange Consent, the “Underlying Agreements”), pursuant to which the Borrower has agreed to pay the Payee the Settlement Amount in four equal quarterly installments as evidenced by this Promissory Note, which is secured by a security interest in the Pipeline System which, among other components, includes a 183-mile CO2 pipeline located in the States of Mississippi and Louisiana.
Section 1.Defined Terms.
“A&R Financing Lease” has the meaning assigned to such term in Section 2.
“A&R Financing Lease Closing Date” means October 30, 2020.
“Administrative Agent” means Wells Fargo Bank, National Association, as successor to Fortis Capital Corp., in its capacity as administrative agent for the Genesis Lenders under the Credit Agreement and any of its successors in such capacity under the terms of the Credit Agreement or any agent performing a similar role after giving effect to a Refinancing (as defined in the Exchange Consent).
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of this Promissory Note, Genesis Energy, L.P., its subsidiaries and its general partner, Genesis Energy, LLC, shall not be considered Affiliates of DRI, or vice versa.
“Bankruptcy Event” means, with respect to any Person, the entry of a decree or order by a court of competent jurisdiction adjudging such Person as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Person under the Federal Bankruptcy Code or any other applicable law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or the consent by such Person to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or similar relief under the Federal Bankruptcy Code or any other applicable law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt.
“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.
“Borrower Parties” means the Borrower and DRI.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real property, pipelines or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Claims” means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever.
“Closing Agreement” means the Closing Agreement, dated as of the Financing Lease Closing Date, by and between Payee and the Borrower.
“Collateral Lien” means any Lien created by the NEJD Intercompany Collateral Agreement or any exercise of any rights under the NEJD Intercompany Collateral Agreement upon an Event of Default.
“Collective Secured Parties” means, collectively, (i) the Administrative Agent, on behalf of the Secured Parties (as defined in the Credit Agreement), and (ii) NEJD SPE 1.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of June 30, 2014 among Genesis, the MLP, the Genesis Lenders party thereto, the Administrative Agent, and the other parties and agents thereto as amended, restated, supplemented or otherwise modified from time to time after giving effect to the Refinancing (as such term is defined in the Exchange Consent) of that certain First Amended and Restated Credit Agreement dated as of May 30, 2008, among Genesis, the MLP, the Genesis Lenders party thereto, Fortis Capital Corp. and the other parties and agent thereto.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Interest” has the meaning assigned to such term in Section 3.
“Default Interest Rate” has the meaning assigned to such term in Section 3.
“Denbury Indemnitee” has the meaning assigned to such term in Section 17(b).
“DRI” means Denbury Inc. (formerly known as Denbury Resources Inc.), a Delaware corporation.
“DRI Credit Agreement” means the Credit Agreement, dated as of September 18, 2020, by and among DRI, JPMorgan Chase Bank, N.A., as administrative agent and the other agents and lenders party thereto, as amended, restated, supplemented or otherwise modified, refinanced or replaced, in each case from time to time.

“Effective Date” shall mean October 30, 2020.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or injunctions promulgated by any Governmental Body, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material.
“Event of Default” has the meaning assigned to such term in Section 10.
“Exchange Collateral” has the meaning assigned to such term in Section 5.
“Exchange Consent” means that certain Consent and Agreement (Exchange Note Option), dated as of the date hereof, by and among the Borrower, DRI, the Administrative Agent, Payee, NEJD SPE 1, and the MLP.
“Exchange Documents” means, collectively, this Promissory Note, the Exchange Mortgages, the Exchange Guaranty, the Exchange Consent and any and all other agreements, documents, instruments or certificates executed by any Borrower Party or any of their respective officers at any time in connection with the Obligations under this Promissory Note, including in connection with securing such Obligations, as such agreements may be amended, modified, supplemented or restated from time to time.
“Exchange Guaranty” means the Guaranty, dated as of the date hereof, executed by DRI to Guaranty the Obligations and other obligations as forth therein.
“Financial Officer” means, with respect to any Person, the chief executive officer, president, chief accounting officer, chief financial officer, treasurer, vice president of finance or controller of such Person and, to the extent that any such officer does not exist, any similar officer of the Person’s parent or general partner.
“Financing Lease” means that certain Pipeline Financing Lease Agreement, dated as of the Financing Lease Closing Date, by and between Payee and the Borrower.
“Financing Lease Closing Date” means May 30, 2008.
“Financing Lease Consent” means that certain Consent and Agreement, dated as of the Financing Lease Closing Date by and among the Borrower, DRI, the Administrative Agent, Payee, NEJD SPE 1, and the MLP.
“Financing Lease Documents” means the Financing Lease, the Financing Lease Guaranty, the Closing Agreement, the Financing Lease Consent, the SRCA and all other documents, agreements, and instruments related thereto necessary to effect the actions contemplated thereby, as any such documents may be have been amended, modified, supplemented or restated prior to the date hereof, to the extent permitted by the terms of the Loan Documents (as defined in the Credit Agreement), including, for the avoidance of doubt, the A&R Financing Lease.
“Financing Lease Guaranty” means that certain Guaranty, dated as of the Financing Lease Closing Date made by DRI in favor of Payee.

“First Priority” means, with respect to any Lien purported to be created and granted in any Exchange Collateral pursuant to any Exchange Document, that such Lien is the most senior of any Lien by, through or under the Borrower to which such Exchange Collateral is subject other than any encumbrances on such Exchange Collateral of the type referred to in the definition of “Permitted Encumbrances”.
“Foreign Lender” means any Payee that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“GAAP” means generally accepted accounting principles in the United States of America.
“Genesis” means Genesis Crude Oil, L.P., a Delaware limited partnership.
“Genesis Indemnitee” has the meaning assigned to such term in Section 17(a).
“Genesis Lenders” means the lenders party to Credit Agreement from time to time.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, tribal or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Governmental Requirements” means, as in effect on the date hereof, any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.
“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor Guarantying or having the economic effect of Guarantying any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business or any obligation that arises solely as a result of the relevant Person’s status as a general partner in a partnership.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Indebtedness” means, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and which in any event are no more than 120 days past due, or, if more than 120 days past due, are being contested in good faith and adequate reserves with respect thereto have been made on the books of such Person), (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f) or (g) of this definition secured by any Lien on any Property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the Property to which such Lien relates), (d) all Capital Lease Obligations of such Person, (e) all Guaranties of such Person, (f) all net obligations under any Hedging Agreement or under any similar type of agreement and (g) all Off-Balance Sheet Liabilities of such Person. For the avoidance of doubt, Indebtedness shall not include any indebtedness that arises solely as a result of the relevant Person’s status as a general partner of a partnership.
“Interest Lien” means any Lien held by the Payee as a component of the Payee’s interest in the Pipeline System.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan” has the meaning assigned to such term in Section 2.
“Material Indebtedness” means Indebtedness (other than the Loan) of any one or more of the Borrower Parties in an aggregate outstanding principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower Party would be required to pay if such Hedging Agreement were terminated at such time.
“MLP” means Genesis Energy, L.P., a Delaware limited partnership.

“NEJD Intercompany Collateral” means all collateral under or as defined in the NEJD Intercompany Collateral Agreement.
“NEJD Intercompany Collateral Agreement” means that certain Collateral Agreement, dated as of the Financing Lease Closing Date, made by Payee in favor of NEJD SPE 1.
“NEJD Intercompany Note” means that certain Intercompany Note by Payee in favor of NEJD SPE 1, dated as of the Effective Date.
“NEJD SPE 1” means Genesis NEJD Holdings, LLC, a Delaware limited liability company.
“NEJD Transaction” has the meaning assigned to such term in Section 2.
“Obligations” shall mean, collectively, all Indebtedness, liabilities and obligations of each Borrower Party to the Payee, of whatsoever nature and howsoever evidenced, due or to become due, now existing or hereafter arising, whether direct or indirect, absolute or contingent, which may arise under, out of, or in connection with this Promissory Note or the other Exchange Documents and all other agreements, Guaranties, notes and other documents entered into by any party in connection therewith, and any amendment, restatement or modification of any of the foregoing, including, but not limited to, the full and punctual payment when due of any unpaid principal of the Loan, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reimbursement obligations, guaranty obligations, penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by the Payee, including all out of pocket expenses incurred in order to preserve any collateral or security interest, whether after acceleration or otherwise.
“Off-Balance Sheet Liabilities” means, as to any Person, any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person.
“Organizational Document” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation or bylaws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.
“Payee” has the meaning assigned to such term in the introductory paragraph hereto.
“Payee Lien” means any Lien on the Pipeline System or the Exchange Documents arising on or after the Effective Date that is either proven to have been created by the Payee or proven to have arisen based on any action of or failure to act by the Payee, the MLP, its subsidiaries, or its general partner, Genesis Energy, Inc.; provided that, notwithstanding the foregoing, Payee Liens shall not include (i) any Interest Lien or other Lien that arises solely from the Payee’s interest in the Pipeline System but is otherwise unrelated to any action of or failure to act by the Payee, the

MLP, its subsidiaries or its general partner, Genesis Energy, Inc., (ii) Permitted Encumbrances, (iii) any Lien consented to or created or caused by the Payee or its Affiliates, (iv) any Lien arising out of the Payee’s performance of, or failure to perform, its responsibilities and obligations under the Exchange Documents or otherwise out of a matter for which the Payee is required to provide indemnification pursuant to this Promissory Note, (v) any Lien related to beneficial ownership, operation or maintenance of the Pipeline System, (vi) any Lien created pursuant to the NEJD Intercompany Collateral Agreement or the Exchange Documents, (vii) any Collateral Lien, or (viii) any Lien not created by the Payee existing immediately prior to the execution and delivery of the Financing Lease.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Body or other entity.
“Permitted Encumbrances” means: (a) any Liens for taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside; (b) materialmen’s, mechanic’s, repairmen’s, employees’, contractors’ and other similar Liens or charges arising in the ordinary course of business, so long as, at any time, no enforcement action with respect to any such Lien has progressed to the point where a judgment or decree for foreclosure, or a foreclosure sale, could be entered or conducted with the next ensuing thirty (30) day period; (c) all rights reserved to or vested in any Governmental Body to control or regulate any of the real property interests constituting a part of the Pipeline System; (d) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Pipeline System as it is currently being used or materially interfere with the ordinary conduct of the Pipeline System; (e) other Liens not created by, through or under the Borrower and which do not secure indebtedness for borrowed money, which Liens are incurred in the ordinary course of business and which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Pipeline System as it is currently being used or do not, and could not reasonably be expected to, materially interfere with the ordinary conduct or transfer of the Pipeline System; provided that any such Lien shall be a Permitted Encumbrance for only so long as, at any time, no enforcement action with respect thereto has progressed to the point where a judgment or decree for foreclosure, or a foreclosure sale, could be entered or conducted within the next ensuing thirty (30) day period; and (f) the rights of grantors and lessors to consent to a transfer of any Rights-of-Way.
“Pipeline System” has the meaning assigned to such term in the Exchange Mortgages of even date herewith.
“Promissory Note” has the meaning assigned to such term in the introductory paragraph hereto.
“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including equity interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or into or out of any property.
“Responsible Officer” means, with respect to any Person, the Chief Executive Officer, the President, any Executive Officer, any Financial Officer or any Vice President of such Person. Unless otherwise indicated herein, each reference to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
“Rights-of-Way” has the meaning assigned to such term in the Exchange Mortgages of even date herewith.
“SRCA” means the Special Representations and Covenants Agreement, dated as of the Financing Lease Closing Date, by and between the MLP and the Borrower.
“Successor” means the Administrative Agent, any Secured Party (as defined in the Credit Agreement), any designee or assignee thereof, or any other transferee (including a designee or assignee of or a transferee from a Successor) of the NEJD Intercompany Collateral subsequent to an exercise of remedies under the Security Documents (as defined in the Credit Agreement); provided, that in no event shall NEJD SPE 1, Payee or any other Affiliate of Genesis be a Successor.
“UCC” means the Uniform Commercial Code.
Section 2.Loan. On the A&R Financing Lease Closing Date, Payee and the Borrower amended and restated the Financing Lease (such amended and restated Financing Lease, the “A&R Financing Lease”) to provide for an optional remedy for Payee in connection with the Bankruptcy Cases. Pursuant to the A&R Financing Lease and the Financing Lease Consent, the Borrower and the Payee have agreed to accept the Exchange Documents in exchange for the Financing Lease Documents, and hereby agree that (a) the Exchange Documents are provided to the Payee in exchange, renewal, extension and rearrangement of the indebtedness and liens in favor of the Payee created under the Financing Lease Documents, (b) the Exchange Documents are proceeds of the security interests of the Collective Secured Parties in the Financing Lease Documents, (c) the security interest of the Collective Secured Parties in and to the NEJD Intercompany Collateral immediately prior to such exchange continue without interruption in the Exchange Documents and (d) other than this Promissory Note, the Exchange Mortgages, the Exchange Consent and the Exchange Guaranty, upon the effectiveness of this Promissory Note and the other Exchange Documents, the Financing Lease and all other Financing Lease Documents, including the Financing Lease Guaranty, shall be automatically terminated and of no force or effect. The Borrower acknowledges that for applicable tax, bankruptcy and commercial law purposes it was its intent that the Financing Lease Documents represented a secured loan made to it, that this Promissory Note and the other Exchange Documents are being delivered in exchange for its obligation to repay such loan under the A&R Financing Lease and in renewal, extension and rearrangement of the indebtedness evidenced thereby, and that this Promissory Note reflects an obligation to pay the amount of $70 million in settlement of the amounts due and owing under the Financing Lease Documents (such amount, the “Loan”). The Loan will be repaid in equal quarterly installments of $17.5 million on the last day of the first month of each quarter, beginning with the first scheduled payment date on January 31, 2021.
Section 3.Loan Repayment. For value received, (a) the Borrower unconditionally agrees to pay to the order of the Payee, on each date specified in Annex A hereto, such amount as is specified on such Annex for such date that occurs after the date hereof and (b) on the latest date set forth on such Annex the Borrower unconditionally agrees to pay to the order of the Payee the aggregate unpaid principal amount of the Loan, in each case in lawful money of the United States and in immediately available funds. Except as provided below, no interest on the unpaid principal amount hereof will accrue. While any Event of Default has occurred and is continuing, or while any payment of principal hereunder has not been paid in full as and when due hereunder, all amounts outstanding hereunder (including, without limitation, the full unpaid principal balance outstanding hereunder at such time) shall bear interest (“Default Interest”) at the rate of three percent (3%) per annum (“Default Interest Rate”).
Section 4.Payments. The Borrower agrees to make all payments under this Promissory Note and the other Exchange Documents directly to the Payee, for deposit into such account as the Payee may from time to time specify in writing to the Borrower.
Section 5.Security. This Promissory Note is secured by the Exchange Mortgages, each executed and delivered by the Borrower in favor of the Payee. Reference is made to the Exchange Mortgages as to the nature and extent of the collateral (the “Exchange Collateral”) securing this Promissory Note, the Obligations and the other obligations secured thereby, and the rights of the Payee with respect to the Exchange Collateral.
Section 6.Waivers. In respect of any and all Obligations under this Promissory Note, the Borrower agrees to make such payments without defense, set-off, counterclaim, recoupment or other right, and hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the Payee shall operate as a waiver of such rights.
Section 7.Conditions to Exchange. The Exchange Note Option (as defined in the Financing Lease) shall not be consummated and this Promissory Note shall not become effective until the date on which each of the following conditions is satisfied:
(a)the Payee shall have received from each party hereto written evidence satisfactory to the Payee that such party has signed a counterpart of this Promissory Note;
(b)the Payee shall have received the following: (i) copies of each Organizational Document executed and delivered by each Borrower Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, (ii) signature and incumbency certificates of the officers of each Borrower Party executing any Exchange Document on behalf of such Borrower Party, (iii) resolutions of the board of directors or similar governing body of each Borrower Party approving and authorizing the execution, delivery and performance of the Exchange Documents to which such Borrower Party is a party, being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Body of each Borrower Party’s jurisdiction of organization or formation and, in the case of the Borrower, the states of Louisiana and Mississippi, each dated a recent date prior to the Effective Date; and
(c)The Payee shall have received a certificate, dated the Effective Date, and signed by the President, a Vice President or a Financial Officer of the Borrower stating that all representations and warranties set forth in the Exchange Documents are true and correct in all material respects as of the Effective Date and that no Default or Event of Default shall have occurred and be continuing after giving effect to the effectiveness of this Promissory Note as of the date hereof;
(d)The Payee shall have received (i) the Exchange Mortgages, including financing statements, duly completed and executed (as applicable) in sufficient number of counterparts and in proper form for recording, if necessary, and perfecting Liens in the Exchange Collateral satisfactory to it and (ii) legal opinions of (x) local Louisiana counsel to Borrower and (y) local Mississippi counsel to Borrower, in each case, addressed to Payee, dated as of the Effective Date and in form and substance reasonably satisfactory to Payee, including with respect to enforceability and perfection of the security interests created by the Exchange Mortgages;
(e)Each of the Payee and Borrower shall have received UCC, tax and judgment Lien searches reasonably satisfactory to it, as applicable, and UCC termination statements (or similar documents) reasonably requested by it;
(f)the Borrower shall have received the following: (i) copies of each Organizational Document executed and delivered by Payee and, to the extent applicable, certified as of a recent date by the appropriate governmental official, (ii) signature and incumbency certificates of the officers of Payee executing any Conveyance Document on behalf of Payee, (iii) resolutions of the board of directors or similar governing body of Payee approving and authorizing the execution, delivery and performance of the Conveyance Documents to which Payee is a party being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Body of Payee’s jurisdiction of organization or formation;
(g)The Borrower shall have received a certificate, dated the Effective Date, and signed by the President, a Vice President or a Financial Officer of Payee stating that all representations and warranties set forth in this Promissory Note and the Conveyance Documents are true and correct; and
(h)The Borrower shall have received the Conveyance Documents, including any applicable release instruments, duly completed and executed (as applicable) in sufficient number of counterparts and in proper form for recording, if necessary, and satisfactory to it.
The Payee shall notify the Borrower of the Effective Date, which notice shall not be unreasonably withheld or delayed, and shall be conclusive and binding
Section 8.Representations and Warranties.
(I) The Payee represents and warrants to the Borrower that, immediately prior to the effectiveness of this Promissory Note, as of the Effective Date:

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and to own and lease its Property, and is qualified to do business, and is in good standing, in the states of Louisiana and Mississippi;
(b) entering into the Conveyance Documents to which it is a party and the other transactions contemplated hereby are within its company power and such transactions have been duly authorized by all necessary company and, if required, owner action;
(c) each of this Promissory Note, the Conveyance Documents and the Exchange Consent has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(d) the entering into of the Conveyance Documents and the Exchange Consent to which it is a party and the other transactions contemplated hereby by it (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Body, except (1) such as have been obtained or made and are in full force and effect, (2) filings necessary to transfer title under the Conveyance Documents and (3) consents, approvals, registrations or filings in respect of the encumbrances of the type described in clause (f) of the definition of “Permitted Encumbrances”, (ii) will not violate any Governmental Requirement, (iii) will not violate its Organizational Documents, (iv) will not violate or result in a default under any indenture, agreement or other instrument binding upon it or its assets, or give rise to a right thereunder to require any payment to be made by it, and (v) will not result in the creation or imposition of any Lien on any of its Property, except Liens created and granted under the Security Documents (as defined in the Exchange Consent);
(e) the Payee has complied with all material provisions of all applicable laws, judgments and decrees applicable to its ownership of the Pipeline System as presently conducted and the Payee has not received any written notification, and is not aware of any planned written notification, that it is not presently in compliance therewith;
(f) (i) there are no judgments, orders, writs or injunctions of any Governmental Body, presently in effect or pending or, to Payee’s knowledge, threatened, against the Payee with respect to its ownership of the Pipeline System or, which, if adversely determined, would materially impair or prohibit the ability of the Borrower to perform its obligations hereunder and (ii) there are no claims, actions, suits or proceedings by or before any Governmental Body pending or, to the Payee’s knowledge, threatened by or against the Payee with respect to its ownership of the Pipeline System;
(g) the rights of way (including easements and other non-fee property) identified in Exhibit A-2 to each of the Conveyance Documents constitute all material rights of way encompassing, relating to, or required for the proper operation of, the Pipeline System, and it has good and valid title to the Pipeline System free and clear of all Liens created by, through or under the Payee except for Permitted Encumbrances;

(h) there are no debts, liabilities or obligations of Payee that are secured by or burdening the Pipeline System other than the Security Documents (as defined in the Exchange Consent); and
(i) all tax returns required to be filed by federal, state or local laws with respect to the Pipeline System prior to Effective Date have been filed by Payee prior to Effective Date, and all Pipeline System taxes imposed or assessed, whether federal, state or local, which are due or payable for any period ending on or prior to the Effective Date, have been paid or provided for prior to the Effective Date.
(II) The Borrower represents and warrants to the Payee that, immediately after giving effect to the effectiveness of this Promissory Note, as of the Effective Date:
(a)it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and to own and lease its Property, and is qualified to do business, and is in good standing, in the states of Louisiana and Mississippi;
(b)entering into the Exchange Documents to which it is a party and the other transactions contemplated hereby are within its company power and such transactions have been duly authorized by all necessary company and, if required, owner action;
(c)each of this Promissory Note, the Exchange Mortgages and the Exchange Consent has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(d)the entering into of the Exchange Documents to which it is a party and the other transactions contemplated hereby by it (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Body, except (1) such as have been obtained or made and are in full force and effect, (2) filings necessary to perfect the Liens created and granted under the Exchange Mortgages and (3) consents, approvals, registrations or filings in respect of the encumbrances of the type described in clause (f) of the definition of “Permitted Encumbrances”, (ii) will not violate any Governmental Requirement, (iii) will not violate its Organizational Documents, (iv) will not violate or result in a default under any indenture, agreement or other instrument binding upon it or its assets, or give rise to a right thereunder to require any payment to be made by it, and (v) will not result in the creation or imposition of any Lien on any of its Property, except Liens created and granted under the Exchange Mortgages;
(e)the Borrower has complied with all material provisions of all applicable laws, judgments and decrees applicable to its operation and use of the Pipeline System as presently conducted and the Borrower has not received any written notification, and is not aware of any planned written notification, that it is not presently in compliance therewith;

(f)(i) there are no judgments, orders, writs or injunctions of any Governmental Body, presently in effect or pending or, to Borrower’s knowledge, threatened, against the Borrower with respect to its ownership of the Pipeline System or the operation thereof or, which, if adversely determined, would materially impair or prohibit the ability of the Borrower to perform its obligations hereunder and (ii) there are no claims, actions, suits or proceedings by or before any Governmental Body pending or, to the Borrower’s knowledge, threatened by or against the Borrower with respect to its ownership of the Pipeline System or the operation thereof;
(g)no Default or Event of Default has occurred and is continuing or will exist after giving effect to the transactions contemplated by this Promissory Note or the other Exchange Documents;
(h)(i) it is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 and (ii) it is not subject to regulation under any federal or state statute or regulation which limits its ability to incur Indebtedness;
(i)(i) the fair value of its Properties exceeds the probable liability of its debts and other liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of its Property is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) it is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) it does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted;
(j)the Exchange Mortgages are effective to create in favor of the Payee, legal, valid and enforceable Liens on, and security interests in, the Exchange Collateral and, when such deeds of trust and financing statements and other filings in appropriate form are filed in each county or parish in which Rights-of-Way are located, with the Delaware Secretary of State, in the counties of Rankin, Simpson, Copiah, Lincoln, Pike and Amite, Mississippi, and in Ascension Parish, East Baton Rouge Parish, Iberville Parish, Livingston Parish, and St. Helena Parish, Louisiana, as applicable, the Liens created by the Exchange Mortgages shall constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the Borrower in the Exchange Collateral;
(k)after giving effect to the conveyances of the Pipeline System to Borrower by Payee on the date hereof, it has good and valid title to the Pipeline System free and clear of all Liens created by, through or under the Borrower except for Liens permitted hereby and Permitted Encumbrances; and
(l)it has such valid franchises, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to carry on its business as now conducted and as proposed to be conducted in each case in respect of the Pipeline System.

Section 9.Covenants. Until the Obligations and all other amounts payable under the Exchange Documents have been paid in full, the Borrower covenants and agrees with the Payee that:
(a)it shall promptly provide the Payee with written notice of (A) any Default or Event of Default and (B) the incurrence of any Lien on the Exchange Collateral (other than pursuant to the Exchange Mortgages);
(b)it will do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect its legal existence and (ii) comply with all applicable Governmental Requirements and decrees and orders of any Governmental Body, whether now in effect or hereafter enacted, all of its material agreements (other than agreements with respect to encumbrances of the type described in the definition of “Permitted Encumbrances”), and its Organizational Documents;
(c)promptly upon the reasonable request of the Payee, at the Borrower’s expense, it will execute, acknowledge and deliver, and thereafter register, file or record, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Exchange Mortgages or otherwise deemed by the Payee reasonably necessary or desirable for the continued validity, perfection and First Priority of the Liens on the Exchange Collateral covered thereby, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. It will deliver or cause to be delivered to the Payee from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Payee as the Payee shall reasonably deem necessary to perfect or maintain the Liens on the Exchange Collateral pursuant to the Exchange Mortgages. Upon the exercise by the Payee of any power, right, privilege or remedy pursuant to any Exchange Document which requires any consent, approval, registration, qualification or authorization of any Governmental Body, the Borrower will execute and deliver all applications, certifications, instruments and other documents and papers that the Payee may require;
(d)it shall, and shall cause DRI to, cure promptly any defects in the creation and issuance of this Promissory Note, and the execution and delivery of this Promissory Note and the other Exchange Documents and, at its expense, it shall, and shall cause DRI to, execute and deliver to the Payee, upon reasonable request by the Payee, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower Parties set forth in this Promissory Note and the other Exchange Documents as may be reasonably necessary or appropriate in connection therewith;
(e)it shall promptly notify the Payee of any material adverse change in or to the Pipeline System or the Borrower;
(f)it shall permit the Payee to visit and inspect the Pipeline System, at such reasonable times (i) so long as no Event of Default has occurred, no more than once during the term of this Promissory Note, or (ii) after the occurrence and continuance of an Event of Default, as often as Payee may desire, all at the expense of the Borrower;
(g)[reserved];

(h)except as would not have a material adverse effect on the Borrower Parties or on the Pipeline System, it will, and will cause its Affiliates to, comply with all Environmental Laws, and it will, and will cause its Affiliates to, promptly pay and discharge when due all legal debts, claims, liabilities and obligations with respect to any clean-up or remediation measures in respect of the Pipeline System necessary to comply with Environmental Laws;
(i)it shall not (i) enter into any conveyance, sale, lease, sublease, assignment, transfer, or other disposition of the Pipeline System or (ii) amend, modify or change, or consent to any amendment, modification or change to, its Organizational Documents if the effect thereof would be materially adverse to Payee; and
(j)it shall not directly or indirectly create or allow to remain, and shall promptly discharge at its sole cost and expense, any Lien (other than Permitted Encumbrances, Payee Liens, Collateral Liens and Interest Liens), defect, attachment, levy, title retention agreement or claim upon the Pipeline System or any Lien, attachment, levy or claim with respect to any amounts owing hereunder, other than Permitted Liens, Payee Liens, Collateral Liens and Interest Liens. The Borrower’s obligation to discharge any Lien, attachment, levy or claim as set forth in this Section 9(j) shall apply notwithstanding the fact that such Lien, attachment, levy or claim does not breach any warranty or representation regarding title to the Pipeline System made by the Borrower.
Section 10.Events of Default. In the event (each, an “Event of Default”) that:
(a)(i) the failure of the Borrower to make any quarterly installment payment of principal to the Payee on the date such payment is required to be made as set forth on Annex A hereto and such failure continues for two consecutive Business Days; or (ii) the failure of the Borrower or DRI to make any payment (other than a quarterly installment payment of principal as described in clause (i) above) to the Payee as and when due hereunder or under any other Exchange Document, if such failure continues for ten (10) days after written notice from the Payee to the Borrower of such failure;
(b)the material breach (i) by the Borrower of any representation, covenant or agreement set forth in this Promissory Note, (ii) by DRI of any representation, covenant or agreement in the Exchange Guaranty or (iii) by the Borrower or DRI of any representation, covenant or agreement in the Exchange Consent, where such material breach under clause (i), (ii) or (iii) above continues for thirty (30) days after receipt by the Borrower or DRI, as applicable, of written notice thereof from the Payee; provided, however, that if the matter which is the subject of such breach cannot, by its nature, if diligently pursued, be remedied by such party within such thirty (30) day period, and such party shall have prepared a plan for remedying such failure that is reasonably acceptable to the Payee and such party is proceeding with diligence to implement such plan, such thirty (30) day period shall be extended by such additional time period as may be reasonably agreed to by the Payee to implement such plan; provided further, however, that the remedying of such potential default shall not affect the right of the Payee under this Promissory Note if other defaults occur before such potential default have been remedied and provided further that the notice and opportunity to cure provisions of this Section 10(b) shall not apply to any other Events of Default under this Section 10.

(c)the occurrence of a Bankruptcy Event with respect to either DRI or the Borrower;
(d)any Borrower Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (other than under the Obligations), after giving effect to any applicable cure period set forth therein;
(e)any Exchange Document or any material provision thereof after delivery thereof (i) shall for any reason, except to the extent permitted by the terms thereof (or as waived by the Payee in accordance with the terms hereof), be proven to have ceased to be valid, binding and enforceable in accordance with its terms against any Borrower Party or any of them shall so state in writing or (ii) shall be repudiated in writing by any Borrower Party; or
(f)any security interest or Lien purported to be created and granted by any Exchange Mortgage with respect to any Exchange Collateral shall cease to be in full force and effect, or shall cease to give the Payee the Liens, rights, powers and privileges purported to be created and granted under such Exchange Mortgage, or shall be asserted by any Borrower Party not to be a valid, perfected, First Priority security interest in or Lien on such Exchange Collateral;
then, and in any such event, the Payee may, by notice to the Borrower, declare the Loan to be due and payable, and thereupon the principal of the Loan, together with all fees and other Obligations of the Borrower Parties hereunder and under the other Exchange Documents shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower Parties; provided that in the case of the occurrence of an Event of Default under clause (c) of this Section, the principal of the Loan, together with all fees and other Obligations of the Borrower Parties hereunder and under the other Exchange Documents shall automatically become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower Parties
Section 11.No Prepayments. The Borrower shall have no right to optionally prepay the Obligations hereunder, either in whole or in part.
Section 12.Acknowledgment of Collateral Assignment. Pursuant to the terms hereof and the Loan Documents (as defined in the Credit Agreement) executed by NEJD SPE 1 in favor of the Administrative Agent (for itself and as agent for the other Secured Parties), the Promissory Note and other Exchange Documents constitute NEJD Intercompany Collateral and NEJD SPE 1 has collaterally assigned all of its rights and remedies under and in respect of the NEJD Intercompany Collateral to the Administrative Agent, and the Borrower hereby acknowledges and consents to such assignment. If so requested by the Administrative Agent, upon the occurrence and during the continuance of an Event of Default the Payee shall execute a deed of assignment of this Promissory Note and the other Exchange Documents in favor of the Administrative Agent, any Secured Party, or any assignee or designee of any of them, before a notary public in order to allow the registration in favor of such Person of the assignment hereof and thereof.

Section 13.Governing Law. This Promissory Note shall be construed in accordance with and governed by the law of the State of New York.
Section 14.Amendments. Neither this Promissory Note nor any of the Exchange Mortgages may be amended without the consent of the Borrower and the Payee.
Section 15.Payments. The Borrower shall make each payment required to be made by it hereunder (whether of principal, fees or other Obligations) prior to 2:00 p.m. Dallas time, on the date when due, in immediately available funds, without set off or counterclaim. If any payment shall become due on a day that is not a Business Day, the Borrower shall pay such amount on the immediately following Business Day.
Section 16.[Reserved.]
Section 17. Indemnity.
(a)The Borrower shall indemnify, defend, protect and hold the Payee, the MLP and any MLP Affiliates and each of their respective officers, directors, employee, representatives and agents (each, a “ Genesis Indemnitee,” and collectively, the “Genesis Indemnitees”), harmless from and against any and all Claims in any way relating to or arising out of the ownership, control and/or operation of the Pipeline System or any part thereof or interest therein to the extent the events or circumstances giving rise to such Claim have occurred on or after the date hereof; provided, however, that the Borrower shall not be required to indemnify any Person under this Section 17(a) for any of the following: (1) any Claim to the extent resulting from the bad faith, willful misconduct or gross negligence of the Payee or other Genesis Indemnitee (IT BEING UNDERSTOOD THAT THE BORROWER SHALL BE REQUIRED TO INDEMNIFY A GENESIS INDEMNITEE EVEN IF THE ORDINARY (BUT NOT GROSS) NEGLIGENCE OF PAYEE CAUSED OR CONTRIBUTED TO SUCH CLAIM), (2) the breach of any representation, warranty or covenant of the Payee set forth in any Exchange Document or Conveyance Documents, (3) any Claim resulting from Payee Liens which any Genesis Indemnitee is responsible for discharging under the Exchange Documents or Conveyance Documents, (4) any Claim to the extent resulting from the Payee’s failure to make timely payments to NEJD SPE 1 as required under the NEJD Intercompany Note so long as the Borrower has made timely payments of all amounts due hereunder, or (5) any taxes except to the extent arising from any non-tax claim.
(b)The Payee, the MLP and the MLP Affiliates shall indemnify, defend, protect and hold the Borrower and each of its respective officers, directors, employee, representatives and agents (each, a “Denbury Indemnitee,” and collectively, the “Denbury Indemnitees”), harmless from and against any and all Claims in any way arising out of, or relating to (i) the Payee’s, the MLP’s or any MLP Affiliates’ bad faith, gross negligence, willful misconduct, or actual fraud in performing their obligations under any of the Exchange Documents or Conveyance Documents and (ii) the ownership and/or control of the Pipeline System or any part thereof or interest therein to the extent the events or circumstances giving rise to such Claim have occurred prior to the date hereof; provided, however, that the Payee, the MLP and the MLP Affiliates shall not be required to indemnify any Person under this Section 17(b) for any of the following: (1) any Claim to the extent resulting from the bad faith, willful misconduct or gross negligence of the Borrower (IT BEING UNDERSTOOD THAT THE PAYEE AND THE MLP

SHALL BE REQUIRED TO INDEMNIFY A DENBURY INDEMNITEE EVEN IF THE ORDINARY (BUT NOT GROSS) NEGLIGENCE OF THE BORROWER CAUSED OR CONTRIBUTED TO SUCH CLAIM) or (2) the breach of any representation, warranty or covenant of the Borrower set forth in any Exchange Document.
(c)It is expressly understood and agreed that the indemnity provided for in Sections 17 (a) and (b) and the provisions of Sections 13 and 18 through 26 shall survive the expiration or termination of this Promissory Note, any release by the Payee of its interest in the Pipeline System or the exercise by the Payee of its remedies hereunder, and shall be separate and independent from any other remedy under any Exchange Document.
Section 18.Submission to Jurisdiction; Service of Process.
(a)Each of the Borrower and Payee hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Promissory Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Promissory Note shall affect any right that the Payee may otherwise have to bring any action or proceeding relating to the Exchange Documents against any Borrower Party or its properties in the courts of any jurisdiction.
(b)Each of the Borrower and Payee hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Exchange Document in any court referred to in paragraph (a) of this Section 18. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 19.Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE EXCHANGE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE EXCHANGE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 20.Notices. Any notice or other communication herein required or permitted shall be given to the Payee or to the Borrower, as applicable, at its address set forth on the signature pages hereto.
Section 21.Severability. Wherever possible, each provision of this Promissory Note shall be interpreted in such manner as to be effective and valid under applicable Governmental Requirements, but if any provision of this Promissory Note shall be prohibited by or invalidated by applicable Governmental Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating (a) the remainder of such provision or (b) the remaining provisions of this Promissory Note.
Section 22.Survival. All covenants, agreements, representations and warranties made by the Borrower and Payee herein and in the certificates or other instruments delivered in connection with or pursuant to this Promissory Note shall be considered to have been relied upon by the Payee and Borrower, as applicable, and shall survive the execution and delivery of this Promissory Note and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Payee and Borrower, as applicable, may have had notice or knowledge of any default or incorrect representation or warranty, and shall continue in full force and effect as long as the principal of the Loan or any fee or any other amount payable (other than contingent obligations for which no claim or demand has been made) under this Promissory Note is outstanding and unpaid. The provisions of Section 13 and Sections 17 through 26 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Promissory Note or any provision hereof.
Section 23.Integration; Effectiveness. This Promissory Note together with the other Exchange Documents constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
Section 24.Third Party Beneficiaries. Other than the Genesis Indemnitees, Denbury Indemnitees and the Collective Secured Parties (as defined in the Exchange Consent), there are no intended third party beneficiaries of the Exchange Documents.
Section 25.Lost, Stolen, Destroyed or Mutilated Note. In case this Promissory Note shall be mutilated, lost, stolen or destroyed, the Borrower shall issue a new Promissory Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of such mutilated Promissory Note.
Section 26.Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Payee, or Payee exercises its right of setoff, and such indefeasible payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Payee in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 27.Termination and Release. Upon indefeasible payment in full in cash of all Obligations (other than any contingent obligations, including indemnification obligations, for which no demand or claim has been made) (“Payment in Full”), this Promissory Note and all other Exchange Documents shall be automatically terminated and of no further force or effect, and all liens and security interests of whatever kind or nature, including the Exchange Mortgages, shall automatically terminate without any further action by any person. In furtherance of the foregoing, Payee agrees that upon Payment in Full, it shall, and it shall cause any other relevant person to, promptly execute and deliver to the Borrower (a) a termination and payoff letter evidencing the termination of this Promissory Note (including a copy hereof marked “cancelled” by Payee) and the other Exchange Documents, and (b) at the sole cost and expense of Borrower termination and releases and other instruments deemed reasonably necessary or advisable by the Borrower to evidence the release of all liens and security interests created pursuant to this Promissory Note and the other Exchange Documents (including all Payee Liens), in recordable form when necessary, and the Borrower (or its designee) shall be authorized to file any such instrument with the appropriate government authorities. This Promissory Note shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time any payment, in whole or in part, made by the Borrower in respect of the Obligations is rescinded or must otherwise be restored or returned to the Borrower upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made. Payee shall not be required to litigate or otherwise dispute its obligation to make such repayments if it in good faith believes that such obligation exists.
Section 28.Attorney’s Fees. Each party agrees that it shall be responsible for its own attorney’s fees and disbursements in connection with the negotiation and execution of this Promissory Note and the other Exchange Documents.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Promissory Note to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

DENBURY ONSHORE, LLC

By:	/s/ Mark Allen
Name:	Mark Allen
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Notice Address:

5851 Legacy Circle
Suite 1200
Plano, Texas 75024
Attn: Mark Allen, Chief Financial Officer

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
Attn: William Bos
609 Main Street
Houston, Texas 77002

Acknowledged and Agreed:

GENESIS NEJD PIPELINE, LLC

By:	/s/ Grant E. Sims
Name:	Grant E. Sims
Title:	Chief Executive Officer

Notice Address:

c/o Genesis Energy, L.P
919 Milam, Suite 2100
Houston, Texas 77002
Fax No.: (713) 860-2640
Attention: Grant Sims

with a copy to (which shall not constitute notice):

c/o Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana
44th Floor
Houston, Texas 77002
Fax No.: (713) 236-0822
Attention: Christopher E. Centrich

ANNEX A
PAYMENT SCHEDULE

Date	Principal	Payment	Balance
			$70,000,000
January 31, 2021	$17,500,000	$17,500,000	$52,500,000
April 30, 2021	$17,500,000	$17,500,000	$35,000,000
July 31, 2021	$17,500,000	$17,500,000	$17,500,000
October 31, 2021	$17,500,000	$17,500,000	$—